SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
          SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
          SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                           Commission File Number       1-4188
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                           RUBBERMAID INCORPORATED
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           (Exact name of registrant as specified in its charter)

            1147 AKRON ROAD, WOOSTER, OHIO 44691  (330) 264-6464
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         6.60% SENIOR NOTES DUE 2006
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          (Title of each class of securities covered by this Form)


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     (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [ ]
        Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
        Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
        Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [ ]
        Rule 12h-3(b)(1)(i)      [X]

                   Approximate number of holders of record
                   as of the certification or notice date:
                                     53
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        Pursuant to the requirements of the Securities Exchange Act of
   1934, Rubbermaid Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      RUBBERMAID INCORPORATED

   Date:     March 24, 1999           By:  /s/ Dale L. Matschullat
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                                           Dale L. Matschullat
                                           Vice President General Counsel